Exhibit 99.3

ALTERRA CAPITAL ANNOUNCES $0.14 DIVIDEND

Dividend Increase of 16.7% on Prior Quarter

HAMILTON, BERMUDA, August 2, 2011—Alterra Capital Holdings Limited (NASDAQ: ALTE; BSX: ALTE.BH) (“Alterra”) announced today that Alterra’s Board of Directors declared a dividend of $0.14 per share, an increase of $0.02 per share, or 16.7%, from the previous dividend. This is the tenth consecutive year of increasing quarterly dividend payments. The dividend is payable on August 30, 2011, to shareholders of record as of August 16, 2011.

Alterra Capital Holdings Limited is a global enterprise dedicated to providing diversified specialty insurance and reinsurance products to corporations, public entities and property and casualty insurers.

Contacts Susan Spivak Bernstein Senior Vice President susan.spivak@alterra-bm.com 1-212-898-6640	Peter Hill or Melissa Sheer Kekst and Company peter-hill@kekst.com melissa-sheer@kekst.com 1-212-521-4800